SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Rule 14a-12


                              NET PERCEPTIONS, INC.
                (Name of Registrant as Specified in Its Charter)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Not applicable

(2)  Aggregate number of securities to which transaction applies:
Not applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable

(4)  Proposed maximum aggregate value of transaction: Not applicable

(5)  Total fee paid: Not applicable

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid: Not applicable

(2)  Form, Schedule or Registration Statement No.: Not applicable

(3)  Filing Party: Not applicable

(4)  Date Filed: Not applicable

FOR IMMEDIATE RELEASE
JANUARY 29, 2004


Contact:

Tom Donnelly
President and Chief Financial Officer
Net Perceptions, Inc.
952-842-5400
tdonnelly@netperceptions.com



     Net Perceptions Announces Response To Acquisition Proposal Submissions;
                   Intends to Proceed with Plan of Liquidation

MINNEAPOLIS - Net Perceptions, Inc. (Nasdaq: NETP) announced that it had received various proposals in response to the Company's previously announced procedures for the submission of best and final acquisition proposals, including the previously announced agreement submitted by Obsidian Enterprises, Inc. proposing an acquisition of the Company for the same consideration offered by Obsidian in its pending exchange offer, with certain additional conditions. The Company's board of directors carefully considered and reviewed with its financial and legal advisors the financial and other material terms and conditions of the transactions proposed in those submissions which the board determined reflected a good faith effort to comply with the previously announced procedures or otherwise merited further consideration and review.

Based on this process and such consideration and review, the board unanimously determined that implementation of the plan of liquidation, rather than pursuing and entering into any of such transactions, was the course most likely to obtain the highest value reasonably available to stockholders. Accordingly, the Company intends to continue at this time to seek stockholder approval of, and implement, the plan of liquidation. The Company is working diligently to complete the SEC review process with respect to its preliminary proxy statement relating to a special meeting of stockholders at which the plan of liquidation would be voted upon, and expects to refile with the SEC as soon as possible revised preliminary proxy materials which will include a full description of the acquisition proposal process and the reasons for the board's decision to proceed with the plan of liquidation. Once the SEC review process has been completed, the Company will promptly set and announce a date for the special meeting.


Additional Information About the Plan of Liquidation and Where to Find It
-------------------------------------------------------------------------

In connection with the proposed plan of complete liquidation and dissolution, on January 6, 2004, the Company filed with the SEC revised preliminary forms of, and expects to file with the SEC further revised and definitive forms of, a proxy statement and other relevant materials. SECURITY HOLDERS OF THE COMPANY SHOULD READ THE APPLICABLE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PLAN OF LIQUIDATION. Investors and security holders may obtain a copy of the applicable proxy statement and such other relevant materials (when and if they become available), and any other documents filed by the Company with the SEC, for free at the SEC's web site at www.sec.gov, or at no charge from the Company by directing a request to: Net Perceptions, Inc., 7700 France Avenue South, Edina, Minnesota 55435, Attention: President.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the proposed plan of complete liquidation and dissolution. Information regarding the direct and indirect interests of the Company's executive officers and directors in the proposed plan of complete liquidation and dissolution is included in the revised preliminary form of, and will be included in any definitive form of, the proxy statement filed with the SEC in connection with such proposed plan.